YIT - More life in sustainable cities August 28, 2017
Owner/Investor Lunch, Helsinki Kari Kauniskangas, President
and CEO

Contents 1 Merger with Lemminkainen 2 Housing Finland and
CEE 3 Housing Russia 4 Business Premises and Infrastructure
5 Looking ahead and conclusions YIT | 2 | Investor
presentation, August 2017

1 Merger with Lemminkainen

YIT Strategy 2017-2019 Urban development boosting balanced
growth Innovator for living in housing ANNUAL GROWTH 5-10%
GROWTH Innovative partner in business premises and infra YIT
| 4 | Investor presentation, August 2017

Need for stability over economic cycles CURRENT CHALLENGES
Economic uncertainty Business cyclicality Risk aversion of
creditors Unbalanced capacity NATURE OF BUSINESSES MARKETS
and ECONOMIC CYCLES Scandinavia CEE Housing and RED Finland
Housing Russia Contracting Russia Time Economic cycle
Improving profitability YIT | 5 | Investor presentation,
August 2017

YIT's and Lemminkainen's recent years in briefSeeking growth
Speeding up growth Target to become together a leading urban developer in Northern Europe Focus on cash flow and
strengthening balance sheet Focus on stronger balance sheet
and operational efficiency Seeking growth Partial demerger
Turnaround 2013 2014 2017 YIT | 6 | Investor presentation,
August 2017

YIT and Lemminkainen to combine Deal rationale 1 Strong
platform for growth 2 Synergies and improved competitiveness
3 Improved financial position and reduced risk profile
Counter cyclicality of businesses and geographies Lower
financing costs Lower dependency on investment demand 4
Enhanced investment case Significant market value, good
liquidity of the share Balanced and improved risk profile
Growing dividend expectation Target to become a leader in
urban development More balanced business portfolio (Infra,
Housing, Business Premises, Partnership Properties) Wider
geographical presence in several economic regions Good
references and wide pool of professional people Potential
for profitability improvement Wider opportunities for
specialization and scale YIT | 7 | Investor presentation,
August 2017

Transaction Overview YIT 3.6146 new YIT shares 60% 40% The
transaction would be executed as an absorption merger
whereby Lemminkainen is merged into YIT and thereafter
dissolved 3.6146 new YIT shares would be issued for each
share in Lemminkainen as merger consideration to the
shareholders of Lemminkainen in exchange for all assets,
liabilities and businesses of Lemminkainen After the
transaction the current shareholders of YIT would own 60% of the combined entity whereas the current shareholders of
Lemminkainen would own 40% (assuming no redemption of
opposing shareholders) Transaction Post transaction
structure Current owners of YIT Current owners of
Lemminkainen Current owners of YIT Current owners of
Lemminkainen 100% YIT Merger consideration in new YIT shares
100% Lemminkainen 60% Combined YIT and Lemminkainen 40% All
assets, liabilities and businesses (merger) YIT | 8 |
Investor presentation, August 2017

Geographic revenue split, 2016(asterisk) (EURm)
Infrastructure construction and Illustrative combined
revenue splits 2016(asterisk) YIT Lemminkainen
Infrastructure construction and Paving: 377 Paving: 552
Building construction incl. housing: 581 Business premises,
Housing and Infra: 1,316 Paving and Building construction:
55 Housing: 269 Geographic split(asterisk) Baltics, CEE and
others Russia Scandinavia Finland Operational
split(asterisk) Paving and maintenance Housing Infra
projects Infrastructure construction and Paving: 117
Business logic split(asterisk) Business premises Real estate development Business premises and Housing: 199 (asterisk)
Preliminary combined high level illustrative estimates for
the geographical, operational and business logic splits
reflect the external and internal reporting of YIT and
Lemminkainen prepared under both POC and IFRS principles for the year 2016. Illustrative high level estimates of splits
presented are based on a hypothetical situation and are not
intended to project the revenue split of the Combined entity in the future. The illustrative information should not be
viewed as pro forma information. Own based Contracting-
based Residential development New contracting Maintenance,
renovation and paving YIT | 9 | Investor presentation,
August 2017

Pro forma (IFRS) income statement information

Unaudited	1.1 - 31.12.2016				1.1 - 30.6.2017			
EURm	**Combined**	**Merger**	**YIT**	**Lemmin-käinen**	**Combined**	**Merger**	**YIT**	**Lemmin-käinen**
Revenue	3 387.0	-11.0[1]	1 678.3	1 719.7	1 679.4	-2.3[2]	961.2	720.5
Operating profit	45.3	-38.7[3]	17.7	66.3	-1.8	-10.2[4]	25.8	-17.4
Adjusted operating profit[5]	61.7	-26.8	44.7	43.8	1.6	-13.1	26.9	-12.3

Note: More extensive description of the merger-related changes are available in the merger prospectus

[1] Elimination of transactions between YIT and Lemminkäinen (EUR -11.0 million)

[2] Elimination of transactions between YIT and Lemminkäinen (EUR -2.3 million)

[3] Adjustments in Materials and supplies (EUR -3.6 million), Personnel expenses (EUR -0.0 million), Other operating expenses (EUR -12.0 million) and Depreciation, amortisation and impairment (EUR -12.1 million), and including elimination of transactions between YIT and Lemminkäinen in Revenue (EUR -11.0 million)

[4] Adjustments in Materials and supplies (EUR -5.0 million), Personnel expenses (EUR 0.3 million), Other operating expenses (EUR 2.9 million) and Depreciation, amortisation and impairment (EUR -6.0 million), and including elimination of transactions between YIT and Lemminkäinen in Revenue (EUR -2.3 million)

[5] Pro forma adjusted operating profit excludes pro forma adjustments that do not have a continuing impact on the Combined Company's results and which are deemed to be material items outside ordinary course of business comprising transaction costs related to the Merger. YIT defines adjusted operating profit as operating profit excluding material items outside ordinary course of business

YIT | 10 | Investor presentation, August 2017

Synergy potential Short-term synergies Description o One top management o Combined premises and external facility
services o IT expenses o Insurances, audit costs and other
savings from being one listed entity Operational synergies o
Skillful pool of professionals ensuring future growth and
sustainable urban development o Unified operations and
functions in overlapping areas o New opportunities within
the broadened international organization o Best practices
from both sides, harmonized processes and tools o Scalable
solutions in digitalization o Higher volume of international sourcing Full EBIT improvement potential per annum EUR 40
million YIT | 11 | Investor presentation, August 2017

Group Strategy Urban development boosts the growth of
balanced business portfolio Housing Infrastructure Business
Premises Partnership Properties Urban development Aspects of
Urban development Ownership and services Execution Project
development YIT | 12 | Investor presentation, August 2017

Preliminary financial targets Long-term financial target
Target level ROCE >12 % Dividend per share Growing annually
Equity ratio >40 % Cash flow Positive after dividend payout
To be specified, when merger is completed and management
team starts operation Helsinki Central Library Helsinki,
Finland YIT | 13 | Investor presentation, August 2017

The combined company

Nominees for the Board of Directors

Board of Directors

Matti Vuoria YIT (Chairman)	**Berndt Brunow** Lemminkäinen (Vice Chairman)	**Erkki Järvinen** YIT	**Harri-Pekka Kaukonen** Lemminkäinen
Inka Mero YIT	**Juhani Mäkinen** Lemminkäinen	**Kristina Pentti-von Walzel** Lemminkäinen	**Tiina Tuomela** YIT

Management

Kari Kauniskangas President and CEO	**Ilkka Salonen** CFO

YIT | 14 | Investor presentation, August 2017

Lemminkäinen YIT

Post transaction ownership base (based on shareholders on August 22)

	Shareholder	Shares	%-of total shares
1	Varma Mutual Pension Insurance Company	15,945,975	7.6%
2	PNT Group Oy	15,296,799	7.2%
3	Pentti Heikki Oskari Estate	8,146,216	3.9%
4	OP funds	5,927,552	2.8%
5	Forstén Noora Eva Johanna	5,115,530	2.4%
6	Herlin Antti	4,710,180	2.2%
7	Pentti Lauri Olli Samuel	4,198,845	2.0%
8	Elo Mutual Pension Insurance Company	3,549,054	1.7%
9	Ilmarinen Mutual Pension Insurance Company	3,392,535	1.6%
10	Fideles Oy	3,188,800	1.5%
11	Danske Invest funds	3,016,115	1.4%
12	The State Pension Fund	2,975,000	1.4%
13	Pentti-von Walzel Anna Eva Kristina	2,749,192	1.3%
14	Pentti-Kortman Eva Katarina	2,715,410	1.3%
15	Vimpu Intressenter Ab	2,710,950	1.3%
16	Etera Mutual Pension Insurance Company	2,662,223	1.3%
17	Pentti Timo Kaarle Kristian	2,368,575	1.1%
18	Mariatorp Oy	2,349,490	1.1%
19	Wipunen Varainhallinta Oy	2,349,490	1.1%
20	Mandatum Life Unit-Linked	2,093,580	1.0%
	Top 20 total	95,461,511	45.2%
	Nominee registered	40,125,404	19.0%
	Other	75,512,938	35.8%
	Total shares	**211,099,853**	**100.0%**

Assumptions

- The post transaction shareholders of the combined entity are calculated based on the latest shareholder information and a conversion ratio of 3.6146 YIT shares for each Lemminkäinen share
- As a result of the conversion, the current shareholders of YIT (excluding shares owned by YIT Corporation) would own 60% and the current shareholders of Lemminkäinen (excluding shares owned by Lemminkäinen Corporation) would own 40% of the combined entity assuming none of Lemminkäinen shareholders demands redemption of his/her shares

YIT | 15 | Investor presentation, August 2017

Timetable 2017 June 19 End of August September 12 November 1
/ Beginning of 2018 Announcement Planned publication of
merger prospectus YIT and Lemminkainen EGMs On or about
first trading date following the completion: Expected first
trading day of the new shares in YIT issued to
Lemminkainen's shareholders YIT | 16 | Investor
presentation, August 2017

1 Housing Finland and CEE Koti Hyacint Prague, the Czech
Republic

Housing Finland and CEE Sales and start-ups in Finland in Q2
o Consumer confidence was on a record high level o
Residential investors were more selective, demand focused on capital region o Consumer demand was on a good level, no
signs of overheating o Demand especially for affordable
apartments in the growth centres was on a good level o
Demand for larger apartments continued to improve o Mortgage interest rates stayed on a low level and margins continued
to decrease o The volume of new housing loans decreased
y-o-y Consumer confidence Prices of old apartments (index
2010=100) New drawdowns of mortgages and average interest
rate (EUR million, %) 30 25 20 15 10 5 0 -5 2013 2014 2015
2016 2017 Consumer confidence 120 115 110 105 100 95 2013
2014 2015 2016 2017 Finland Capital region 2,000 1,800 1,600
1,400 1,200 1,000 800 600 400 200 0 2013 2014 2015 2016 2017
New drawdowns of mortgages, left axis 5.0 4.0 3.0 2.0 1.0
0.0 Long-term average Rest of Finland Average interest rate
of new loans, right axis Sources: Statistics Finland and
Bank of Finland YIT | 18 | Investor presentation, August
2017

Housing Finland and CEE Sales and start-ups in Finland in Q2
o Consumer sales increased by 23% o Share of units sold to
consumers: 58% (Q2/2016: 53%) o 23 apartments sold in
bundles to investors (Q2/2016: 54 units) o Seven residential projects sold to investors were started in Q2 o In July,
estimated sales to consumers are around 110 units (7/2016:
around 90 units) Sold apartments (units) Apartment start-ups
(units) 314 373 291 618 509 461 298 332 264 240 317 328 612
705 555 858 826 789 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 To consumers
To investors (funds) 555 380 634 416 577 776 262 277 185 168
213 817 305 657 819 584 790 1081 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017
To consumers To investors (funds) YIT | 19 | Investor
presentation, August 2017

Housing Finland and CEE Operating environment in the CEE
countries in Q2 o Prices of new apartments increased
slightly on average o Shortage of resources caused cost
pressure especially in the Czech Republic and Slovakia o
Residential demand was on a good level especially in
Slovakia, the Czech Republic and Latvia o Interest rates of
mortgages remained on a low level o Consumers' access to
financing remained good Consumer confidence House price
index, new dwellings (2010=100) Average interest rate of
mortgages (%) -40 -35 -30 -25 -20 -15 -10 -5 0 5 10 2013
2014 2015 2016 2017 Estonia Latvia Lithuania The Czech
Republic Slovakia Poland 80 100 120 140 160 180 200 220 2013
2014 2015 2016 0.0 1.0 2.0 3.0 4.0 5.0 6.0 7.0 2013 2014
2015 2016 2017 Sources: European Commission, Eurostat and
National Central Banks YIT | 20 | Investor presentation,
August 2017

Housing Finland and CEE Sales and start-ups in the CEE
countries in Q2 o Number of units sold to consumers grew by
7% y-o-y o Number of start-ups decreased by 28% o New
projects started in Prague, Czech Republic; Bratislava,
Slovakia and Warsaw, Poland, among others o In July,
estimated sales to consumers are around 80 units (7/2016:
around 60 units) Sold apartments (units) 320 250 240 201 235
201 106 560 356 252 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 Consumer
sales Co-operative or housing fund 119 90 316 489 286 209
402 350 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 Consumer start-ups
Co-operative tot YIT | 21 | Investor presentation, August
2017

Housing Finland and CEE Profitability improved in H1 o In
H1, the revenue increased by 27% due to good consumer sales
and plot sales o Operating profit increased by 37% and
profitability improved o The increased share of consumer
sales in Housing Finland and CEE is likely to have a
moderate positive impact on the adjusted operating profit of the segment but the impacts of the shift to consumers will
be visible in the result gradually. * Excluding adjustments.
Note: The historical figures for 2008-2012 are calculated
for illustrative purposes and are not completely comparable
with YIT(acute accent)s segment structure. The main
difference is in the division of fixed costs, which in the
historical figures are weighted according to revenue and in
the official figures are more accurately allocated according to each segments estimated true share of the fixed costs.
CAGR +5% 500 472 600 629 643 656 727 778 728 4.1% 5.4% 11.3%
10.8% 12.9% 10.1% 8.8% 7.2% 8.2% 8.2% 8.8% 2008 2009 2010
2011 2012 2013 2014 2015 2016 1-6/2016 1-6/2017 YIT | 22 |
Investor presentation, August 2017

2 Housing Russia

Housing Russia Operating environment in Q2 o Consumers
continued to be cautious despite the stabilisation of the
Russian economy o The decline of consumer purchase power
seems to have stopped EUR/RUB exchange rate Prices of new
apartments (index 2012=100) Mortgage stock and average
interest rate (RUB billion, %) o Consumer demand for housing stayed weak o Residential prices remained stable on average
o Mortgage interest rates for new apartments continued to
decrease and are below the level of 11% The key rate cuts
further increased expectations of a decrease in interest
rates 35 45 55 65 75 85 95 2013 2014 2015 2016 2017 0.0 2.0
4.0 6.0 8.0 10.0 12.0 14.0 16.0 2013 2014 2015 2016 2017 0
500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 5,000
Mortgage stock, left axis Average interest rate of new
loans, right axis Sources: Bloomberg, YIT and Central Bank
of Russia YIT | 24 | Investor presentation, August 2017

Housing Russia Sales and start-ups in Q2 o Number of sold
units decreased by 29% y-o-y o No changes in price lists o
Start-ups on a low level o Share of sales financed with
mortgages continued on a stable level o In July, consumer
sales estimated to be around 200 units (7/2016: around 200
units) Sold apartments (units) and share of sales financed
with a mortgage (%) Apartment start-ups (units) 782 389 486
1,125 741 490 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 2016: 3,523 (51%)
1-6/2017: 1,130 (54%) 892 826 880 925 546 584 54% 50% 52%
49% 52% 56% Q1 Q2 Q3 Q4 Q1 Q2 2016 YIT | 25 | Investor
presentation, August 2017

Housing Russia Operating profit improved y-o-y in H1 o
Revenue decreased by 9% y-o-y at comparable exchange rates
due to low residential sales o The operating profit was
weighed down by the lower apartment sales compared to
previous year, though better gross margin levels had a
positive impact CAGR -4% 372 307 413 393 463 496 474 15.5%
14.1% 266 268 0.4% 9.4% 13.8% 11.8% 4.1% 49 58 2008 2009
2010 2011 2012 2013 2014 2015 2016 1-6/2016 1-6/2017 -0.4%
(asterisk) Excluding adjustments Revenue, EUR million
Operating profit margin(asterisk) -5.4% Note: The historical figures for 2008-2012 are calculated for illustrative
purposes and are not completely comparable with YIT(acute
accent)s segment structure. The main difference is in the
division of fixed costs, which in the historical figures are weighted according to revenue and in the official figures
are more accurately allocated according to each segments
estimated true share of the fixed costs. YIT | 26 | Investor
presentation, August 2017

Business Premises and Infrastructure Tripla Helsinki,
Finland

Business Premises and Infrastructure Operating environment
in Q2 o Investor demand for business premises in prime
growth centres was on a good level in Finland o In Finland,
the good overall market sentiment supported private
investments Confidence indicators in Finland 30 o The
Finnish tender market and infrastructure market were active
especially in the capital region and growth centres Volume
of new construction in Finland (index 2010=100) 140 o
Investor demand for business premises was good in the Baltic countries and Slovakia o Tender market remained stable in
the Baltic countries Retail trade confidence in the Baltic
countries and Slovakia 25 20 10 0 -10 -20 -30 130 120 110
100 90 80 70 60 20 15 10 5 0 -5 -10 -40 2013 2014 2015 2016
2017 50 2012 2013 2014 2015 2016 2017 -15 2013 2014 2015
2016 2017 Manufacturing Construction Services Retail trade
Commercial and office premises Public service premises
Industrial and warehouse Estonia Latvia Lithuania Slovakia
Sources: EK Confederation of Finnish Industries, Statistics
Finland and European Commission YIT | 28 | Investor
presentation, August 2017

Business Premises and Infrastructure Revenue stable,
profitability decreased in H1 o Revenue was stable y-o-y in
H1 o Profitability was low due to weakened margins in
certain projects in the CEE countries and seasonality of
infra 777 9.3% 599 561 7.5% 694 CAGR 0% 823 689 599 616 797
6.6% 6.2% 6.5% 4.5% 3.4% 3.7% 372 376 5.0% 3.7% 2008 2009
2010 2011 2012 2013 2014 2015 2016 1-6/2016 1-6/2017
Revenue, EUR million Operating profit margin(asterisk)
(asterisk) Excluding adjustments Note: The historical
figures for 2008-2012 are calculated for illustrative
purposes and are not completely comparable with YIT(acute
accent)s segment structure. The main difference is in the
division of fixed costs, which in the historical figures are weighted according to revenue and in the official figures
are more accurately allocated according to each segments
estimated true share of the fixed costs. YIT | 29 | Investor
presentation, August 2017

Tripla project supports growth in the coming years

Tripla project in brief

- EUR 1 billion hybrid project: offices, shopping and congress center, hotels, public transport terminal and apartments
- Combines the breadth of YIT know-how in different areas of construction
- Project length ~ 10 years, constructed in phases
- Located in Pasila ~3.5 km away from the Central Railway Station of Helsinki
- Connection point for all rail traffic in HMA
- Daily people flow through Pasila railway station ~80,000
- 500,000 persons within the reach of 30 min by public transportation

Indicative value split



Parking and foundations
~10%
Mall of Tripla
~40-50%
Business park offices
~10%
Hotel
~5-10%
Railway station and HQ offices
~10-15%
Residential
~10-15%

Note: The charts are an illustration of YIT's perception on a general level and do not reflect the actualized figures of YIT Group.

Current topics

- ✓ Final agreement on the implementation of the hotel signed in April 2017, preliminary value approximately EUR 88 million
- ✓ Leasing negotiations for office facilities under way
- ✓ Customer register is gathered for the housing construction project

YIT | 30 | Investor presentation, August 2017

Mall of Tripla in a nutshell

What has been achieved so far?

- Valid building permits and required decisions from public authorities obtained
- Financing package of ~EUR 300 million secured
- Investor deals closed, value ~EUR 600 million
- Foundation works, excavation and piling done
- Revenue and profit recognition started
- Over 50% of the premises rented out, anchor tenants secured

JOINT VENTURE PARTNERS (JV)

YIT	etera	ONVEST	Fennia
38.75%	38.75%	15%	7.5%

Illustration of revenue recognition*



2016
2017
2018
2019

*Based on the assumption that YIT won't reduce its shareholding during the construction. Figures illustrative.

Revenue recognition principles

- Revenue and EBIT recognition in line with construction progress
- However, 38.75% will be recognised as revenue and EBIT after YIT sells its share in the JV
- YIT has the right to reduce its shareholding to 20% during the construction
- YIT may sell the remainder of its shareholding at the earliest 3 years after the shopping centre is completed

YIT | 31 | Investor presentation, August 2017

o All the large projects proceeded according to plan o The
final agreement on implementation of hotel for the Tripla
project signed with value of approximately EUR 88 million o
The occupancy rate of Mall of Tripla increased to over 50%
at the end of review period ahead of schedule o The leasing
rate of the Kasarmikatu office property in Helsinki reached
to 100% o Regarding the sales process of the project, based
on the price and terms indications from potential investors
and ongoing further negotiations YIT estimates that the
transaction will be completed by the end of 2017 Kasarmikatu
21 office project Helsinki, Finland YIT | 32 | Investor
presentation, August 2017

4 Looking ahead and conclusions

Market outlook, expectations for 2017

Finland

- Consumer demand to remain on a good level
- Investor activity to decline slightly, the importance of location remains significant
- Residential price polarisation between growth centres and other Finland to continue
- Availability of mortgages to remain good
- Tenant interest for business premises to pick up slightly in the growth centres. Investor activity on a good level, focus on especially prime locations in the capital region
- Business premises contracting to remain active
- New infrastructure projects to revitalise the market
- Construction costs expected to increase slightly
- Construction volume growth expected to slow down
- Bank regulation and increased capital requirements might have an impact on the construction and real estate development
- The increased competition for skilled labour due to high construction activity expected to continue

Russia

- Macro environment to remain stable on the current level, the stabilisation of the economy expected to have a moderate, positive impact on the residential market
- The weakening of ruble and expectations of decrease of interest rate to influence consumer behaviour
- Residential prices stable
- Residential demand to focus on affordable apartments
- Construction cost inflation to remain on a moderate level

CEE

- Residential demand to remain on a good level
- Good access to financing, low interest rates to support the residential demand
- Residential prices to remain stable or increase slightly
- Shortage of resources to increase construction cost inflation

YIT | 34 | Investor presentation, August 2017

Guidance for 2017 raised (segment reporting, POC) on July
13,2017 The Group revenue is estimated to grow by 5-12%. The adjusted operating profit1 is estimated to be in the range
of EUR 105-115 million. Previously, the Group revenue was
estimated to grow by 0-10% and the adjusted operating profit was estimated to be in the range of EUR 90-105 million. In
addition to the market outlook, the 2017 guidance is based
on the following factors: o At the end of June, 58% of the
Group order backlog was sold. o Projects already sold or
signed pre-agreements are estimated to contribute over half
of rest of 2017 revenue. o The increased share of consumer
sales in Housing Finland and CEE is likely to have a
moderate positive impact on the adjusted operating profit of the segment but the impacts of the shift to consumers will
be visible in the result gradually. o In Housing Russia, the adjusted operating profit is estimated to be positive but to remain on a low level. Capital release actions in Russia are likely to have a negative impact on the profitability. o
Regarding the sales process of the Kasarmikatu 21 office
project in Helsinki, based on the price and terms
indications from potential investors and ongoing further
negotiations YIT estimates that the transaction will be
completed by the end of 2017. The transaction has a positive impact on the Group's adjusted operating profit. 1The
adjusted operating profit does not include material
reorganisation costs, impairment or other items impacting
comparability YIT | 35 | Investor presentation, August 2017

Concluding remarks o Strong market position and long track
record in solid execution through economic cycles o Focus on improving profitability, intensifying growth and increasing
capital efficiency o Urban development involving partners as the growth engine for growth o YIT and Lemminkainen to
combine, as announced on June 19, 2017 YIT | 36 | Investor
presentation, August 2017

Disclaimer This presentation has been prepared by, and the
information contained herein (unless otherwise indicated)
has been provided by YIT Corporation (the "Company"). By
attending the meeting or event where this presentation is
made, or by reading the presentation slides, you agree to be bound by the following limitations. This presentation is
being furnished to you solely for your information on a
confidential basis and may not be reproduced, redistributed
or passed on, in whole or in part, to any other person. This presentation does not constitute or form part of and should
not be construed as, an offer to sell, or the solicitation
or invitation of any offer to buy, acquire or subscribe for, securities of the Company or any of its subsidiaries in any
jurisdiction or an inducement to enter into investment
activity. No part of this presentation, nor the fact of its
distribution, should form the basis of, or be relied on in
connection with, any contract or commitment or investments
decision whatsoever. The information contained in this
presentation has not been independently verified. No
representation, warranty or undertaking, expressed or
implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the
information or the opinions contained herein. Neither the
Company nor any of its respective affiliates, advisors or
representatives nor any other person shall have any
liability whatsoever (in negligence or otherwise) for any
loss however arising from any use of this presentation or
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presentation. Each person must rely on their own examination and analysis of the Company and the transactions discussed
in this presentation, including the merits and risks
involved. This presentation includes "forward-looking
statements". These statements contain the words
"anticipate", "will", "believe", "intend", "estimate",
"expect" and words of similar meaning. All statements other
than statements of historical facts included in this
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the Company's financial position, business strategy, plans
and objectives of management for future operations, are
forward-looking statements. Such forward-looking statements
involve known and unknown risks, uncertainties and other
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different from future results, performance or achievements
expressed or implied by such forward-looking statements.
Such forward-looking statements are based on numerous
assumptions regarding the Company's present and future
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will operate in the future. These forward-looking statements speak only as at the date of this presentation. The Company
expressly disclaims any obligation or undertaking to
disseminate any updates or revisions to any forward-looking
statements contained herein to reflect any change in the
Company's expectations with regard thereto or any change in
events, conditions or circumstances on which any such
statement is based. The Company cautions you that
forward-looking statements are not guarantees of future
performance and that its actual financial position, business strategy, plans and objectives of management for future
operations may differ materially from those made in or
suggested by the forward-looking statements contained in
this presentation. In addition, even if the Company's
financial position, business strategy, plans and objectives
of management for future operations are consistent with the
forward-looking statements contained in this presentation,
those results or developments may not be indicative of
results or developments in future periods. Neither the
Company nor any other person undertakes any obligation to
review or confirm or to release publicly any revisions to
any forward-looking statements to reflect events that occur
or circumstances that arise after the date of this
presentation. YIT | 37 | Investor presentation, August 2017

Disclaimer Important information regarding the merger of YIT and Lemminkainen The information contained in this
presentation regarding the merger of YIT Corporation ("YIT")
and Lemminkainen Corporation ("Lemminkainen") (unless
otherwise indicated) has been provided by YIT and
Lemminkainen. By attending the meeting where this
presentation is made, or by reading the presentation slides, you agree to be bound by the following limitations. This
presentation is being furnished to you solely for your
information on a confidential basis and may not be
reproduced, redistributed or passed on, in whole or in part, to any other person. This presentation does not constitute a notice to an extraordinary general meeting or a merger
prospectus and as such, does not constitute or form part of
and should not be construed as, an offer to sell, or the
solicitation or invitation of any offer to buy, acquire or
subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the
proposed statutory absorption merger of Lemminkainen into
YIT (the "Merger") should be made solely on the basis of
information to be contained in the actual notices to the
extraordinary general meeting of YIT and Lemminkainen, as
applicable, and the merger prospectus related to the Merger
as well as on an independent analysis of the information
contained therein. You should consult the merger prospectus
for more complete information about YIT, Lemminkainen, their respective subsidiaries, their respective securities and the
Merger. The distribution of this presentation may be
restricted by law and persons into whose possession any
document or other information referred to herein comes
should inform themselves about and observe any such
restrictions. The information contained herein is not for
publication or distribution, directly or indirectly, in or
into Canada, Australia, Hong Kong, South Africa or Japan.
Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.
This presentation and any materials distributed in
connection with this presentation are not directed to, or
intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality,
state, country or other jurisdiction where such
distribution, publication, availability or use would be
contrary to law or regulation or which would require any
registration or licensing within such jurisdiction. No part
of this presentation, nor the fact of its distribution,
should form the basis of, or be relied on in connection
with, any contract or commitment or investment decision
whatsoever. The information contained in this presentation
has not been independently verified. No representation,
warranty or undertaking, expressed or implied, is made as
to, and no reliance should be placed on, the fairness,
accuracy, completeness or correctness of the information or
the opinions contained herein. Neither YIT nor Lemminkainen, nor any of their respective affiliates, advisors or
representatives or any other person, shall have any
liability whatsoever (in negligence or otherwise) for any
loss however arising from any use of this presentation or
its contents or otherwise arising in connection with the
presentation. Each person must rely on their own examination and analysis of YIT, Lemminkainen, their respective
subsidiaries, their respective securities and the Merger,
including the merits and risks involved. This presentation
includes "forward-looking statements." These statements may
not be based on historical facts, but are statements about
future expectations. When used in this presentation, the
words "aims," "anticipates," "assumes," "believes," "could,"
"estimates," "expects," "intends," "may," "plans," "should,"
"will," "would" and similar expressions as they relate to
YIT, Lemminkainen, the Merger or the combination of the
business operations of YIT and Lemminkainen identify certain of these forward-looking statements. Other forward-looking
statements can be identified in the context in which the
statements are made. Forward- looking statements are set
forth in a number of places in this presentation, including
wherever this presentation include information on the future results, plans and expectations with regard to the combined
company's business, including its strategic plans and plans
on growth and profitability, and the general economic
conditions. These forward-looking statements are based on
present plans, estimates, projections and expectations and
are not guarantees of future performance. They are based on
certain expectations, which, even though they seem to be
reasonable at present, may turn out to be incorrect. Such
forward-looking statements are based on assumptions and are
subject to various risks and uncertainties. Shareholders
should not rely on these forward-looking statements.
Numerous factors may cause the actual results of operations
or financial condition of the combined company to differ
materially from those expressed or implied in the
forward-looking statements. Neither YIT nor Lemminkainen,
nor any of their respective affiliates, advisors or
representatives or any other person undertakes any
obligation to review or confirm or to release publicly any
revisions to any forward-looking statements to reflect
events that occur or circumstances that arise after the date of this presentation. The combined financial information is
presented for illustrative purposes only. The combined
income statement information has been calculated assuming
the activities had been included in one entity from the
beginning of each period. The preliminary revenue, adjusted
operating profit and operating profit of the combined
company have been calculated as a sum of combined financial
information for the twelve months ended 31 December 2016.
The combined financial information is based on a
hypothetical situation and should not be viewed as pro forma financial information. This presentation includes estimates
relating to the synergy benefits expected to arise from the
Merger and the combination of the business operations of YIT and Lemminkainen, which have been prepared by YIT and
Lemminkainen and are based on a number of assumptions and
judgments. Such estimates present the expected future impact of the Merger and the combination of the business operations of YIT and Lemminkainen on the combined company's business,
financial condition and results of operations. The
assumptions relating to the estimated synergy are inherently uncertain and are subject to a wide variety of significant
business, economic, and competitive risks and uncertainties
that could cause the actual synergy benefits from the Merger and the combination of the business operations of YIT and
Lemminkainen, if any, to differ materially from the
estimates in this presentation. Further, there can be no
certainty that the Merger will be completed in the manner
and timeframe described in this presentation, or at all.
Notice to Lemminkainen Corporation Shareholders in the
United States The YIT Corporation shares to be issued in
connection with the merger have not been registered under
the U.S. Securities Act of 1933, as amended (the "Securities
Act") and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.
YIT Corporation and Lemminkainen Corporation are Finnish
companies and the issuance of YIT Corporation shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any
financial statements or other financial information included on this presentation may have been prepared in accordance
with non-U.S. accounting standards thatmay not be comparable to the financial statements of U.S. companies or companies
whose financial statements are prepared in accordance with
generally accepted accounting principles in the United
States. It may be difficult for U.S. shareholders of
Lemminkainen Corporation to enforce their rights and any
claims they may have arising under U.S. federal securities
laws in connection with the merger, since YIT Corporation
and Lemminkainen Corporation are located in non-U.S.
jurisdictions, and some or all of YIT Corporation's and
Lemminkainen Corporation's officers and directors may be
residents of countries other than the United States. As a
result, U.S. shareholders of Lemminkainen Corporation may
not be able to sue YIT Corporation or Lemminkainen
Corporation or their respective officers and directors in a
court in Finland for violations of U.S. federal securities
laws. Further, it may be difficult to compel YIT Corporation or Lemminkainen Corporation to subject themselves to the
jurisdiction or judgment of a U.S. court. Lemminkainen
Corporation's shareholders should be aware that YIT
Corporation may purchase Lemminkainen Corporation's shares
otherwise than under the merger, such as in open market or
privately negotiated purchases, at any time during the
pendency of the proposed merger. YIT | 38 | Investor
presentation, August 2017

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